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                                                                    EXHIBIT 99.1


PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Rich Parlontieri
         Southeast Commerce Holding Company, Inc.
         770-863-9229

         ATLANTA, GEORGIA (AUGUST 17, 1998) - Southeast Commerce Holding Company announced that it has formed an affiliate company, Commerce Mortgage Company, LLC.

         Southeast Commerce Holding Company which recently completed an initial public offering of $14.7 million dollars, is the parent company of Commerce Bank which opened August 14 in Atlanta. Commerce Bank, a full service community bank headquartered in the Vinings area of Atlanta, serves the Cobb and North Fulton County market area.

         Commerce Mortgage Company will open with its first office in Gainesville, Georgia. The primary business will be sub prime mortgage lending. Commerce Mortgage will not be a portfolio lender, but will only originate, package, service release and sell off all the mortgages.

         Rich Parlontieri, Chairman/CEO of Southeast Commerce Holding Company said, "We are very enthused and encouraged with this business opportunity. We're most fortunate to have joined with a strong management team, led by Jerry Pearson, who has over 25 years experience in the mortgage banking business. This includes several years with one of the largest sub-prime lending companies in the market where he was Senior Underwriter and Vice President of Wholesale Lending." "This business aligns itself very well with the Company's long term strategic growth opportunities," Parlontieri added.

         The sub-prime lending market focuses on those home owners that are looking to use the equity in their home for debt consolidation. Another area of business is that potential home buyer who may be less than the A1 credit that is required for the traditional conforming loans.

         For more information concerning Commerce Mortgage Company, contact Rich Parlontieri, Southeast Commerce Holding Company, at 770-863-9229, 2410 Paces Ferry Road, Atlanta, Georgia 30339.